Exhibit 23.1

PricewaterhouseCoopers L LP 400 Capitol Mall, Suite 600 Sacramento, CA 95814-4602 Telephone (916) 930 8100 Facsimile (916) 930 8450 www.pwc.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 3, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in GenCorp Inc.'s Annual Report on Form 10-K for the year ended November 30, 2009. We also consent to the reference to us under the heading "Experts" in Amendment No. 2 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Sacramento, California
February 8, 2010